Exhibit 5.2

May 10, 2019

Spire Inc. 700 Market Street St. Louis, Missouri 63101
Re:	Spire Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Spire Inc., a Missouri corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) of the Company, being filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of $75,000,000 of deferred compensation obligations (the “Obligations”) of the Company that are issuable pursuant to the Spire Deferred Income Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(ii) of Regulation S-K under the Act.

We have examined originals or certified copies of the Registration Statement and the Plan. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Plan is designed to be a “top hat” plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and that the provisions of the Plan document should comply with the requirements of ERISA applicable to top hat plans. We express no opinion as to whether the Plan is being operated by the Company as a top hat plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Plan would constitute a select group of management or highly compensated employees.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

One Bryant Park | New York, New York 10036-6745 | 212.872.1000 | fax: 212.872.1002 | akingump.com

Spire Inc.
May 10, 2019

A.	The opinion in this letter is limited to Title I of ERISA. We express no opinion as to the laws of any other jurisdiction, including any other federal laws of the United States.

B.

This letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any future changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.